Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-223336

March 7, 2018

TERM SHEET

(to Preliminary Prospectus Supplement dated March 7, 2018)

PNM RESOURCES, INC.

3.250% SENIOR NOTES DUE 2021

Issuer:	PNM Resources, Inc.

Expected Ratings (Moody’s/S&P)*:	Baa3 / BBB

Principal Amount:	$300,000,000

Security Type:	Senior Notes

Legal Format:	SEC Registered

Trade Date:	March 7, 2018

Settlement Date:	March 9, 2018

Maturity Date:	March 9, 2021

Interest Payment Dates:	Semi-annually on March 9 and September 9, commencing on September 9, 2018

Public Offering Price:	99.884% of the principal amount

Coupon:	3.250%

Benchmark Treasury:	2.250% due February 15, 2021

Benchmark Treasury Yield:	2.416%

Spread to Benchmark Treasury:	+87.5 basis points

Re-offer Yield:	3.291%

Optional Redemption:	Make whole premium using a discount rate of Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 basis points

Denominations:	$2,000 and integral multiples of $1,000

CUSIP / ISIN:	69349H AC1 / US69349HAC16

Joint Book-Running Managers:	Wells Fargo Securities, LLC MUFG Securities Americas Inc.

Co-Managers:	KeyBanc Capital Markets Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Wells Fargo Securities, LLC by calling toll free at (800) 645-3751 or from MUFG Securities Americas Inc. by calling toll free at (877) 649-6848.